                                                                   EXHIBIT(C)(1)


                                                                  Conformed Copy


                    ----------------------------------------




                          AGREEMENT AND PLAN OF MERGER


                                      among


                      GKN POWDER METALLURGY HOLDINGS, INC.,


                           GKN POWDER METALLURGY, INC.


                                       and


                               SINTER METALS, INC.


                           Dated as of April 29, 1997




                    ----------------------------------------

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 ...................................................................  1
    1. The Offer ............................................................  1
           1.1. The Offer ...................................................  1
           1.2. Actions by Purchaser and Merger Sub .........................  3
           1.3. Actions by the Company ......................................  3
           1.4. Directors ...................................................  5

ARTICLE 2 ...................................................................  6
    2. The Merger ...........................................................  6
           2.1. The Merger ..................................................  6
           2.2. The Closing .................................................  6
           2.3. Effective Time ..............................................  7

ARTICLE 3 ...................................................................  7
    3. Certificate of Incorporation and Bylaws of the Surviving
           Corporation. .....................................................  7
           3.1. Certificate of Incorporation ................................  7
           3.2. Bylaws ......................................................  7

ARTICLE 4 ...................................................................  7
    4. Directors and Officers of the Surviving Corporation. .................  7
           4.1. Directors ...................................................  7
           4.2. Officers ....................................................  7

ARTICLE 5 ...................................................................  8
    5. Effect of the Merger on Securities of Merger Sub and the
           Company. .........................................................  8
           5.1. Merger Sub Stock. ...........................................  8
           5.2. Company Securities. .........................................  8
           5.3. Exchange of Certificates Representing Common Stock. .........  9
           5.4. Adjustment of Merger Consideration .......................... 11
           5.5. Dissenting Company Stockholders ............................. 11
           5.6. Merger Without Meeting of Stockholders ...................... 11

ARTICLE 6 ................................................................... 11
    6. Representations and Warranties of Company. ........................... 11
           6.1. Existence; Good Standing; Corporate Authority. .............. 11
           6.2. Authorization, Validity and Effect of Agreements ............ 12
           6.3. Compliance with Laws ........................................ 13
           6.4. Capitalization .............................................. 13
           6.5. Subsidiaries ................................................ 14
           6.6. No Violation ................................................ 14

           6.7. Company Reports; Offer Documents ...........................  15
           6.8. Litigation .................................................  16
           6.9. Absence of Certain Changes .................................  17
           6.10. Taxes .....................................................  18
           6.11. Employee Benefit Plans ....................................  18
           6.12. Labor and Employment Matters ..............................  20
           6.13. Brokers ...................................................  20
           6.14. Licenses and Permits ......................................  20
           6.15. Environmental Compliance and Disclosure ...................  20
           6.16. Title to Assets ...........................................  21
           6.17. Material Contracts ........................................  22
           6.17. Required Vote of Company Stockholders .....................  22
           6.19. Intellectual Property Rights ..............................  22
           6.20. Insurance Policies ........................................  23

ARTICLE 7 ..................................................................  23
    7. Representations and Warranties of Purchaser and Merger Sub. .........  23
           7.1. Existence; Good Standing; Corporate Authority ..............  23
           7.2. Authorization, Validity and Effect of Agreements ...........  23
           7.3. Offer Documents ............................................  24
           7.4. No Violation ...............................................  24
           7.5. Financing ..................................................  25

ARTICLE 8 ..................................................................  25
    8. Covenants. ..........................................................  25
           8.1. No Solicitation ............................................  25
           8.2. Interim Operations .........................................  26
           8.3. Company Stockholder Approval; Proxy Statement ..............  28
           8.4. Filings; Other Action ......................................  30
           8.5. Access to Information ......................................  31
           8.6. Publicity ..................................................  31
           8.7. Further Action .............................................  31
           8.8. Insurance; Indemnity. ......................................  31
           8.9. Restructuring of Merger ....................................  33
           8.10. Employee Benefit Plans ....................................  33
           8.11. Credit Agreement ..........................................  34
           8.12. Conversion of Class B Common Stock ........................  34
           8.13. Real Property Transfer Taxes ..............................  34
           8.14. Annual Meeting of Stockholders ............................  34

ARTICLE 9 ..................................................................  35
    9. Conditions. .........................................................  35
           9.1. Conditions to Each Party's Obligation to Effect the
                     Merger ................................................  35


                                      (ii)

           9.2. Conditions to Obligation of Purchaser and Merger Sub
                     to Effect the Merger ..................................  35

ARTICLE 10 .................................................................  35
    10. Termination; Amendment; Waiver. ....................................  35
           10.1. Termination ...............................................  35
           10.2. Effect of Termination .....................................  37
           10.3. Amendment .................................................  37
           10.4. Extension; Waiver .........................................  37

ARTICLE 11 .................................................................  38
    11. General Provisions. ................................................  38
           11.1. Nonsurvival of Representations and Warranties .............  38
           11.2. Notices ...................................................  38
           11.3. Assignment; Binding Effect ................................  38
           11.4. Entire Agreement ..........................................  39
           11.5. Fees and Expenses .........................................  39
           11.6. Governing Law .............................................  40
           11.7. Headings ..................................................  41
           11.8. Interpretation ............................................  41
           11.9. Investigations ............................................  41
           11.10. Severability .............................................  41
           11.11. Enforcement of Agreement .................................  41
           11.12. Counterparts .............................................  42
           11.13. Obligation of Purchaser ..................................  42

EXHIBITS

EXHIBIT A Conditions of the Offer
EXHIBIT B Notice and Certificate


                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 29, 1997, among GKN Powder Metallurgy Holdings, Inc., a Delaware corporation ("Purchaser"), GKN Powder Metallurgy, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Sinter Metals, Inc., a Delaware corporation (the "Company").

                                    RECITALS

                  WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective companies and stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith;

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser and Merger Sub are entering into agreements with certain stockholders of the Company pursuant to which such stockholders shall agree to take certain actions to support the transactions contemplated by this Agreement (the "Stockholder Agreements"); and

                  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                    THE OFFER

                1.1    The Offer.

                (a) Subject to the provisions of this Agreement and this Agreement not having been terminated in accordance with Article 10 hereof, as promptly as practicable but in any event within five business days after the date hereof, Merger Sub shall commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), an offer to purchase all of the outstanding shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock"), and Class B Common Stock, par value $.001 per share ("Class B Common Stock," and, together with the Class A Common Stock, the "Common Stock"), of the Company at a price of $37.00 per share of Common Stock, net to the seller in cash (the "Offer"). The obligation of Merger Sub to commence the Offer and accept for payment, and pay for, any shares of

Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A hereto and to the terms and conditions of this Agreement. Subject to the provisions of this Agreement, the Offer shall expire 20 business days after the date of its commencement, unless this Agreement is terminated in accordance with Article 10, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

                  (b) Merger Sub expressly reserves the right to modify the terms of the Offer and to waive any condition of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) waive the Minimum Condition (as defined in Exhibit A), (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iv) extend the Offer, if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, (vi) amend or modify any term or condition of the Offer (including the conditions set forth on Exhibit A) in any manner adverse to the holders of Common Stock or (vii) impose additional conditions to the Offer other than such conditions required by applicable Law (as hereinafter defined). Notwithstanding anything herein to the contrary, Merger Sub may, in its sole discretion without the consent of the Company, extend the Offer at any time and from time to time (i) if at the then scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept for payment and pay for shares of Common Stock shall not have been satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer, (iii) for any period required by applicable Law and (iv) if all Offer conditions are satisfied or waived but the number of shares of Common Stock tendered is less than 90% of the then outstanding number of shares of Common Stock, for an aggregate period of not more than 20 business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. So long as this Agreement is in effect and the conditions to the Offer have not been satisfied or waived, at the request of the Company, Merger Sub shall extend the Offer for an aggregate period of not more than 5 business days (for all such extensions) beyond the originally scheduled expiration date of the Offer. Such period of 5 business days shall include any grace period contemplated by clause (d)(ii) of Exhibit A that extends beyond the otherwise scheduled expiration date of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall accept for payment and pay for, in accordance with the terms of the Offer, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  1.2. Actions by Purchaser and Merger Sub.

                  (a) As soon as reasonably practicable following execution of this Agreement, but in no event later than five business days from the date hereof, Purchaser and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and any other ancillary documents pursuant to which the Offer shall be made (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Purchaser, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Purchaser, Merger Sub and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub agree to provide the Company and its counsel in writing with any comments Purchaser, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

                  (b) Purchaser shall provide or cause to be provided to Merger Sub all of the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

                  1.3. Actions by the Company.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Board of Directors" or the "Board") at a meeting duly called and held has duly adopted resolutions (i) approving this Agreement, the Offer and the Merger (as hereinafter defined), determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and approve the Merger and this Agreement, and (ii) taking all action necessary to render Section 203 of the Delaware General Corporation Law (the "DGCL") and Article X of the Company's

Certificate of Incorporation inapplicable to the Offer, the Merger, this Agreement and any of the transactions contemplated hereby and the Stockholder Agreements and any of the transactions contemplated thereby. The Company further represents and warrants that the Board of Directors has received the written opinion of Morgan Stanley & Co. (the "Financial Advisor") that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view (the "Fairness Opinion"). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors described in the first sentence of this Section 1.3(a). The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and references thereto, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld) in the Offer Documents, the Schedule 14D-9 (as hereinafter defined) and the Proxy Statement (as hereinafter defined). The Company has been advised by each of its directors and executive officers that each such person intends to tender all shares of Common Stock owned by such person pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Exchange Act. If the Company's Board of Directors determines that its fiduciary duties require it to withdraw, modify or amend its recommendations described above, such withdrawal, amendment or modification shall not constitute a breach of this Agreement but shall have the effects specified herein.

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in the first sentence of Section 1.3(a) (subject to the last sentence of Section 1.3(a)) and shall mail the Schedule 14D-9 to the stockholders of the Company. To the extent practicable, the Company shall cooperate with Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9. Each of the Company, Purchaser and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Purchaser and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser and Merger Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information then in their possession or under their control.

         (d) Subject to the terms and conditions of this Agreement, if there shall occur a change in law or in a binding judicial interpretation of existing law which would, in the absence of action by the Company or the Board, prevent the Merger Sub, were it to acquire a specified percentage of the shares of Common Stock then outstanding, from approving and adopting this Agreement by its affirmative vote as the holder of a majority of shares of Common Stock and without the affirmative vote of any other stockholder, the Company will use its best efforts to promptly take or cause such action to be taken.

         1.4.  Directors.

         (a) Promptly upon the purchase of shares of Common Stock pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Board of Directors equal to the product of (i) the number of directors on the Board of Directors and (ii) the percentage that the number of shares of Common Stock purchased by Merger Sub or Purchaser or any affiliate thereof bears to the aggregate number of shares of Common Stock outstanding (the "Percentage"), and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors and/or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors and shall cause Purchaser's designees to be so elected. At the request of Purchaser, the Company will use its reasonable best efforts to cause such individuals designated by

Purchaser to constitute the same Percentage of (i) each committee of the Board,
(ii) the board of directors of each Subsidiary (as hereinafter defined) and
(iii) the committees of each such board of directors. The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act. The Company shall take, at its expense, all action necessary to effect any such election, and shall include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Board of Directors shall at all times prior to the Effective Time (as hereinafter defined) be Continuing Directors (as hereinafter defined).

         (b) Following the election or appointment of Purchaser's designees pursuant to this Section 1.4 and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who are not designated by Purchaser (the "Continuing Directors") shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.


                                    ARTICLE 2

                                   THE MERGER

         2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

         2.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in Article
9. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         2.3. Effective Time. If all the conditions to the Merger set forth in
Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                    ARTICLE 3

                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

         3.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law and the terms thereof.

         3.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law, the terms thereof and the Surviving Corporation's Certificate of Incorporation.


                                    ARTICLE 4

               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         4.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law and the Surviving Corporation's Certificate of Incorporation and Bylaws.

         4.2. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law and the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                    ARTICLE 5

                       EFFECT OF THE MERGER ON SECURITIES
                          OF MERGER SUB AND THE COMPANY

         5.1. Merger Sub Stock. At the Effective Time, each share of common stock, $.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $.01 par value per share, of the Surviving Corporation.

         5.2. Company Securities.

         (a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Purchaser or Merger Sub or held by the Company, all of which shall be cancelled, and other than shares of Dissenting Common Stock (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the per share consideration paid upon consummation of the Offer, without interest (the "Merger Consideration").

         (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub, Purchaser and the Company) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 5.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock.

         (c) Each share of Common Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

         (d) All outstanding stock options (individually, an "Option" and, collectively, the "Options") heretofore granted under any stock option program or arrangement of the Company (collectively, the "Stock Option Plans") that are outstanding immediately prior to the acceptance for payment of shares of Common Stock pursuant to the Offer shall be acquired by the Company at the Effective Time for a cash payment by the Company of an amount equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Common Stock subject to such Option, multiplied by (ii) the number of shares of Common Stock for which such Option shall not theretofore have been exercised. The Company represents and warrants that no consents of the holders of Options are necessary to effectuate the foregoing cash-out. Either prior to or as soon as practicable following the consummation of the Offer, the Board of Directors (or if appropriate, any committee administering the Stock Option Plans) shall adopt such resolution or take other such actions as are required to cause any Option that is not exercisable as of the date hereof, to become exercisable at the Effective Time. All amounts payable pursuant to this Section 5.2(d) shall be subject to any required withholding of taxes and shall be paid without interest. In addition, any amounts payable pursuant to this Section 5.2(d) to any current or former director, officer or employee who has a loan outstanding from the Company shall be reduced by the principal amount and interest due with respect to such loan as of the Effective Time. The balance of any such loan still outstanding, if any, after giving effect to the foregoing, shall remain due and payable in accordance with the terms of such loan as in effect on the date hereof. The Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plans (as defined in Section 6.11) providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time, no holder of an Option or any participant in any Stock Option Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or of the Surviving Corporation. As of the date hereof, no Options have been issued pursuant to the Company's 1997 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan") and the Company hereby agrees that no Options shall be issued pursuant to such plan prior to the Effective Time. The Company represents and warrants that each director of the Company otherwise entitled to receive Options pursuant to the Non-Employee Directors Plan has waived in writing his or her right to receive such Options.

         5.3. Exchange of Certificates Representing Common Stock.

         (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company having net capital of not less than $20 million, or such other party reasonably satisfactory to the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Purchaser shall cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to Section 5.2(a) and, in connection with the Options, pursuant to Section 5.2(d), as and when such amounts are needed by the Paying Agent. Such amounts shall hereinafter be referred to as the "Exchange Fund."

         (b) Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall promptly receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 5.2, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 5.

         (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article 5 shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

         (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

         (g) Except as otherwise provided herein, Purchaser shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Certificates.

         5.4. Adjustment of Merger Consideration. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

         5.5. Dissenting Company Stockholders. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Common Stock") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Purchaser prompt notice of any demands received by the Company for appraisals of shares of Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         5.6. Merger Without Meeting of Stockholders. Notwithstanding the foregoing, if Merger Sub, or any other direct or indirect subsidiary of Purchaser, shall acquire at least 90 percent of the outstanding shares of Common Stock, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.


                                    ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the corresponding sections of the disclosure letter, dated the date hereof, delivered by the Company to Purchaser (the "Disclosure Letter"), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

    6.1. Existence; Good Standing; Corporate Authority. Each of the Company and its Subsidiaries (as defined in Section 11.8) is (i) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or the laws of any foreign jurisdiction, if applicable, in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or the ability of the Company and its Subsidiaries to conduct their business after the Closing consistent with the manner currently conducted (a "Material Adverse Effect"); provided, however, that a Material Adverse Effect shall not include any material adverse effect resulting from work stoppages in the U.S. auto industry or any material adverse effect arising from any threatened or actual termination or modification of the business relationships of the Company or any of its Subsidiaries with any of their customers or suppliers that commences after the public announcement of the transactions contemplated hereby. To the knowledge of the Company, as of the date hereof there is no such change in relations with any such customers or suppliers pending or threatened. Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The Company has heretofore delivered to Purchaser true and correct copies of the Certificate of Incorporation and Bylaws of the Company and each of its Subsidiaries as currently in effect.

         6.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby or executed in connection herewith (the "Ancillary Documents") and subject, if required with respect to the consummation of the Merger, to the approval of holders of at least a majority of the outstanding shares of Class A Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby (other than the approval of this Agreement by the holders of a majority of the shares of Common Stock if required by applicable law). This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of Purchaser and Merger Sub) constitutes and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         6.3. Compliance with Laws. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("Governmental Entity") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

         6.4. Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Stock, 5,000,000 shares of Class B Common Stock and 5,000,000 shares of preferred stock, $.001 par value ("Preferred Stock"). As of April 28, 1997, (a) 7,548,416 shares of Class A Common Stock were issued and outstanding, (b) 2,543,381 shares of Class B Common Stock were issued and outstanding, (c) no shares of Preferred Stock were issued and outstanding, (d) Options to purchase an aggregate of 330,300 shares of Common Stock were outstanding, 474,505 shares of Common Stock were reserved for issuance upon the exercise of such outstanding Options, 144,205 shares of Common Stock were reserved for future grants under the Stock Option Plans and no stock appreciation rights or limited stock appreciation rights were outstanding other than those attached to such Options, (e) 33,400 shares of Class A Common Stock were held by the Company in its treasury, and (f) no shares of capital stock of the Company were held by the Company's Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since April 28, 1997, the Company (i) has not issued any shares of Common Stock other than upon the exercise of Options, (ii) has granted no Options to purchase shares of Common Stock under the Stock Option Plans and (iii) has not split, combined, converted or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 6.4 or in the Disclosure Letter, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. Except as set forth in the Disclosure Letter, there are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the Stock Option Plan or any other outstanding stock-related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in Section 6.11). Except as set forth in the Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or any of the Company's directors or officers is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

         6.5. Subsidiaries. Except as set forth in the Disclosure Letter, (i) the Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, and (ii) each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"). The Disclosure Letter sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; and
(iv) the holder or holders of such shares. Except for interests in the Company's Subsidiaries or as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

         6.6. No Violation. Except as set forth in the Disclosure Letter, neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment, penalty or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound (each, a "Contract" and, collectively, "Contracts"), except for any such breach, default or right with respect to which requisite waivers or consents have been obtained or any of the foregoing matters which individually or in the aggregate would not have a Material Adverse Effect; (iii) require any consent, approval or authorization of, license, permit or waiver by, or declaration, filing or registration (collectively, "Consents") with, any Governmental Entity, including any such Consent under the Laws of any foreign jurisdiction, other than (x) the filings provided for in Section 2.3 and the filings required under the Exchange Act and the Securities Act of

1933, as amended (the "Securities Act"), and (y) the filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the filing required under the Exon-Florio Amendment to the Defense Production Act of 1950 ("Exon-Florio Amendment"), and any Consents required or permitted to be obtained pursuant to the Laws of any foreign jurisdiction relating to antitrust matters or competition ("Foreign Antitrust Laws") (collectively, "Other Antitrust Filings and Consents," and, together with the other filings described in clauses
(x) and (y) above, "Regulatory Filings"), except for those Consents the failure of which to obtain or make individually or in the aggregate would not have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby; or (iv) violate any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets, except for violations which individually or in the aggregate would not have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

         6.7.  Company Reports; Offer Documents.

         (a) The Company has delivered or otherwise made available to Purchaser each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it since October 1, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company, Krebsoge Sinterholding GmbH ("Krebsoge") and Powder Metal Holding, Inc. ("Powder Metal") included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries, Krebsoge and its Subsidiaries, and Powder Metal and its Subsidiaries, respectively, as of its respective date, and each of the consolidated statements of income, retained earnings and cash flows of the Company, Krebsoge and Powder Metal, respectively, included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries, Krebsoge and its Subsidiaries, and Powder Metal and its Subsidiaries, respectively, for the periods set forth therein, in the case of the Company and Powder Metal, in accordance with United States generally accepted accounting principles, and, in the case of Krebsoge, in accordance with German generally accepted accounting principles, in each case consistently applied during the periods involved, except as may be noted therein. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996, included in the Company Reports, is based on assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions reflected therein, the related pro forma adjustments give appropriate effect to such assumptions and the pro forma column reflects the proper application of such adjustments to the respective historical financial statement amounts. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of December 31, 1996, Krebsoge's consolidated balance sheet as of December 19, 1996 and Powder Metal's consolidated balance sheet as of November 22, 1996, in each case included in the Company Reports (collectively, the "1996 Balance Sheet") or (ii) liabilities and obligations incurred in the ordinary course of business by each such company since the respective balance sheet date which individually or in the aggregate would not have a Material Adverse Effect.

            (b) None of the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement"), any schedule required to be filed by the Company with the SEC or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub specifically for inclusion in the Schedule 14D-9 or Information Statement or any amendment or supplement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event Purchaser shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Company shall promptly amend or supplement such document as required and distribute the same to its stockholders.

            6.8. Litigation. Except as set forth in the Disclosure Letter, (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a Governmental Entity pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, other than those in the ordinary course of business which individually or in the aggregate would not have a Material Adverse Effect, (ii) there are no claims, actions, suits, proceedings or arbitrations by a third party other than a Governmental Entity pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or at equity other than those in the ordinary course of business which individually or in the aggregate would not have a Material Adverse Effect, and (iii) there are no claims, actions, suits, proceedings or arbitrations pending by the Company against a third party at law or in equity and the Company does not currently intend to initiate any such matters against a third party. Except as set forth in the Disclosure Letter, no Governmental Entity has indicated an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries which investigation or review, if adversely determined, individually or in the aggregate would have a Material Adverse Effect. Except as set forth in the Disclosure Letter, since January 1, 1995, there has not been any product recall or post-sale warning by the Company or any of its Subsidiaries or any of their customers concerning any products manufactured, shipped, sold, marketed, distributed, processed or merchandised by the Company or any of its Subsidiaries.

            6.9. Absence of Certain Changes. Except as set forth in the Disclosure Letter, since December 31, 1996, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (i) any events or states of fact which individually or in the aggregate would have a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; (iii) any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries; (iv) any material change in accounting principles, practices or methods; (v) any entry into any employment agreement with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except for increases occurring in the ordinary course of business in accordance with their customary practices which do not exceed $500,000, in the aggregate, annually and employment agreements entered into in the ordinary course of business which do not provide for annual compensation which exceeds $100,000, in the aggregate; (vi) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except increases occurring in the ordinary course of business in accordance with its customary practices which do not exceed $1,000,000 in the aggregate; (vii) any entry into any Contract or transaction by the Company or any Subsidiary or modification of any existing Contract which is material to the Company and its Subsidiaries taken as a whole whether or not in the ordinary course of business;
(viii) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business consistent with past practices; or (ix) any action by the

Company which if taken after the date hereof would constitute a breach of clauses (viii), (xii), (xiii), (xiv), (xvii), (xix), (xxii) or (xxiii) of
Section 8.2(b) hereof. The Company does not know of any events or states of facts with respect to the Krebsoge Joint Ventures (as defined in Section 11.8) which individually or in the aggregate would have a Material Adverse Effect.

            6.10. Taxes. Except as set forth in the Disclosure Letter, the Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete, except for such instances which individually or in the aggregate would not have a Material Adverse Effect. All Taxes of the Company and its Subsidiaries which are (i) shown as due on such Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company Reports in accordance with generally accepted accounting principles. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, would individually or in the aggregate have a Material Adverse Effect. Except as set forth in the Disclosure Letter, the Company and each Subsidiary have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which individually or in the aggregate would not have a Material Adverse Effect. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, and
(b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

            6.11. Employee Benefit Plans. All material employee benefit plans covering employees of the Company or any of its Subsidiaries (the "Company Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any current or former executive employee of the Company or any of its Subsidiaries are set forth in the Disclosure Letter. To the extent applicable, the Company Benefit Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), and any other applicable Law, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect. Except as set forth on the Disclosure Letter, each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and continues to satisfy the requirements for such qualification (other than such noncompliance which can be corrected without material liability to the

Company). With respect to each benefit plan maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate (as hereinafter defined) of the Company which is covered by Title IV of ERISA or Section 412 of the Code
(i) there is no accumulated funding deficiency relating to the plan, (ii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred that presents a material risk of liability to the Company arising under Tittle IV of ERISA and (iii) the Company Reports fairly reflect the funded status of such plans (including the book reserves relating thereto) and nothing has occurred since December 31, 1996 with respect to such funded status that would have a Material Adverse Effect. No Company Benefit Plan nor the Company nor any Subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or has engaged in any transaction that is reasonably likely to result in any such liability or penalty, in each case that would have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which individually or in the aggregate would not have a Material Adverse Effect. All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for, except for any such contribution that, if not made or provided for, would not have a Material Adverse Effect. Except as described in the Company Reports or as required by Law, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any material liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in the Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. Except as set forth in the Disclosure Letter no payment or benefit which will or may be made by the Company, any of its Subsidiaries, any ERISA Affiliate or Purchaser or Merger Sub with respect to any employee will constitute an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

            For purposes of this Agreement, "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Section 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

            6.12. Labor and Employment Matters. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization, and, except for such matters which individually or in the aggregate would not have a Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries,
(ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

            6.13. Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Purchaser or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Morgan Stanley & Co. Incorporated as the Financial Advisor, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

            6.14. Licenses and Permits. Except as set forth in the Disclosure Letter, the Company and its Subsidiaries have all necessary licenses, permits, certificates, approvals and authorizations (collectively, "Permits") required to lawfully conduct their respective businesses as presently conducted, except for those Permits the lack of which individually or in the aggregate would not have a Material Adverse Effect, and (a) no Permit is subject to revocation or forfeiture by virtue of any existing circumstances, (b) there is no Litigation pending or, to the knowledge of the Company, threatened to modify or revoke any Permit, and (c) no Permit is subject to any outstanding order, decree, judgment, stipulation or investigation that would be likely to affect such Permit, where the effect of the foregoing individually or in the aggregate would have a Material Adverse Effect.

            6.15. Environmental Compliance and Disclosure. (a) To the knowledge of the Company, except as set forth in the Disclosure Letter or except for any matters which individually or in the aggregate would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is in full compliance with all applicable Laws in effect on or prior to the date hereof relating to Environmental Matters (as defined below), (ii) the Company and each of its Subsidiaries has obtained, and is in full compliance with, all Permits required by applicable Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the operations of any of them, (iii) there are no underground storage tanks on or under any property owned or leased by the Company or any of its Subsidiaries,
(iv) there are no polychlorinated biphenyls, asbestos or asbestos-containing materials present at any property owned or leased by the Company or any of its Subsidiaries and (v) there are no past or present events, conditions, activities or practices that would prevent compliance or continued compliance by the Company and each of its Subsidiaries with any Law or give rise to any Environmental Liability (as defined below). The Company has provided Purchaser with true and correct copies of all environmental reports relating to the Company or any of its Subsidiaries or any of their assets.

            (b) As used in this Agreement, the term "Environmental Matters" means any matter arising out of or relating to pollution or protection of the environment or human safety or health, including matters relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes including petroleum and its fractions, radiation, gases, biohazards and all toxic substances and agents of whatever type or nature into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic substances and or hazardous substances or wastes including petroleum and its fractions, radiation, gases, biohazards and all toxic substances and agents of whatever type or nature. "Environmental Liability" shall mean any liability or obligation arising under any Law, including common law or contractual indemnity obligations, that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical or toxic or hazardous substance or waste.

            6.16. Title to Assets. Except as set forth in the 1996 Balance Sheet, the Company and each of its Subsidiaries has good title to all of its real and personal properties and assets reflected on the 1996 Balance Sheet and material to its business (other than assets disposed of since December 31, 1996 in the ordinary course of business consistent with past practice) or acquired since December 31, 1996, in each case free and clear of all Encumbrances except for (i) Encumbrances which secure indebtedness which is properly reflected in the 1996 Balance Sheet; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the 1996 Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as individually or in the aggregate would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, the Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business except where the absence of such ownership or leasehold interest would not individually or in the aggregate have a Material Adverse Effect.

            6.17. Material Contracts. The Disclosure Letter sets forth a list of all (i) Contracts for borrowed money or guarantees thereof, (ii) Contracts to acquire or dispose of any businesses or any material assets, (iii) Contracts involving any swap or option transaction relating to commodities, interest rates, foreign exchange, or currency or other similar transactions customarily known as a derivative ("Derivatives"); (iv) Contracts containing an agreement by the Company or any Subsidiary restricting its ability to engage in any line of business or other activity; (v) Contracts entered into by the Company, any of its Subsidiaries or their respective predecessors since December 1, 1991 involving the purchase, sale or other acquisition or disposition by such parties of one or more business units, divisions or entities (including former Subsidiaries) with respect to which the Company's or any of its Subsidiary's surviving liability (including indemnities), or other obligations (including deferred payment and earn-out obligations), could reasonably be expected to exceed $1,000,000, or which require funds to be held in trust or escrow for the benefit of a third party; (vi) Contracts involving the investment, including by way of capital contribution, loan or advance, by the Company or any of its Subsidiaries of more than $3,000,000 in any other person, firm or entity; (vii) Contracts to purchase powder metals or atmospheres that are material to the Company and its Subsidiaries and (viii) other Contracts which involve the payment or receipt of $5,000,000 or more per year. All Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect and enforceable against the Company or any of its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar laws relating to creditors' rights and general principles of equity, except where the failure to be so valid and binding, in full force and effect or enforceable would not individually or in the aggregate have a Material Adverse Effect. There is not under any such Contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, other than any such defaults or event which, individually or in the aggregate, would not have a Material Adverse Effect.

            6.18. Required Vote of Company Stockholders. Unless the Merger may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock.

            6.19. Intellectual Property Rights. Except as disclosed in the Disclosure Letter, (i) the Company and its Subsidiaries each owns or has the right to use pursuant to license, sublicense, agreement or permission all of its Intellectual Property (as defined below) except where the absence of any thereof, individually or in the aggregate, would not have a Material Adverse Effect, and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties which interference, infringement or misappropriation individually or in the aggregate would have a Material Adverse Effect. "Intellectual Property" means all patents, patent applications, know how, trademarks, service marks, logos, trade names and corporate names, copyrights, computer software, management information systems and other intellectual property and proprietary rights.

            6.20. Insurance Policies. The Company and each of its Subsidiaries maintain in force insurance policies and bonds in such amounts and against such liabilities and hazards as are consistent with industry practice. A complete list of all material insurance policies is set forth in the Disclosure Letter. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries is now liable, nor will any of them become liable, for any retroactive premium adjustment not reflected in the 1996 Balance Sheet or otherwise provided for as set forth in such Schedule. All policies are valid and enforceable and in full force and effect, all premiums owing in respect thereof have been timely paid, and neither the Company nor any of its Subsidiaries has received any notice of any premium increase or cancellation with respect to any of its insurance policies or bonds. Except as set forth in the Disclosure Letter, and except for any matters which individually or in the aggregate would not have a Material Adverse Effect, there are no claims pending as to which the insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed. Within the last three years, neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that their existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

                                    ARTICLE 7

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

            Purchaser and Merger Sub hereby represent and warrant to the Company as follows:

            7.1. Existence; Good Standing; Corporate Authority. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority individually or in the aggregate would not materially adversely affect the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement.

            7.2. Authorization, Validity and Effect of Agreements. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub and by Purchaser as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Purchaser and Merger Sub, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of each of Purchaser and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

            7.3. Offer Documents. None of the Offer Documents, any schedule required to be filed by Purchaser or Merger Sub with the SEC or any amendment or supplement will contain, on the date of filing with the SEC, any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents, any schedule required to be filed with the SEC or any amendment or supplement. None of the information supplied by Purchaser or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time either Purchaser or Merger Sub shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event the Company shall advise Purchaser or Merger Sub as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, Purchaser or Merger Sub shall promptly amend or supplement such document as required and distribute the same to the stockholders of the Company.

            7.4. No Violation. Neither the execution and delivery of this Agreement or any of the Ancillary Documents by Purchaser and Merger Sub nor the consummation by them of the transactions contemplated hereby or thereby will

(i) violate, conflict with or result in any breach of any provision of the respective Certificates of Incorporation or By-Laws of Purchaser or Merger Sub;
(ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of Purchaser or Merger Sub under, or result in there being declared void, voidable, or without further binding effect, any Contract to which Purchaser or Merger Sub is a party, or by which Purchaser or Merger Sub or any of their respective properties is bound, except for any such breach, default or right with respect to which requisite waivers or consents have been obtained or any of the foregoing matters which individually or in the aggregate would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby; (iii) other than the Regulatory Filings, require any Consent of any Governmental Entity, the lack of which individually or in the aggregate would have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby; or
(iv) violate any Laws applicable to Purchaser or the Merger Sub or any of their respective assets, except for violations which individually or in the aggregate would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby;

            7.5. Financing. On the date hereof, Purchaser has access to funds sufficient to consummate the Offer and the Merger on the terms contemplated hereby. At the consummation of the Offer and at the Effective Time, Purchaser will have, and will cause Merger Sub to have, funds available to it sufficient to consummate the Offer and the Merger on the terms contemplated hereby.

                                    ARTICLE 8

                                    COVENANTS

            8.1. No Solicitation. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, agents, affiliates or representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) shall, directly or indirectly, solicit, initiate or participate in, or knowingly encourage, in any way, any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise assist, facilitate or knowingly encourage, any corporation, partnership, person or other entity or group (other than Purchaser or any affiliate or associate of Purchaser) with respect to any tender offer, merger, consolidation, business combination, liquidation, reorganization, sale of significant assets, sale of shares of capital stock or similar transactions involving the Company or any Subsidiary or any division of any thereof (an "Alternative Proposal"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; provided, however, that nothing contained in this Section 8.1 shall prohibit the Company or its Board of Directors from (i) complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal or
(ii) prior to the acceptance for payment of shares of Common Stock by Merger Sub pursuant to the Offer, providing information (pursuant to a confidentiality agreement in reasonably customary form) to, or engaging in any negotiations or discussions with, any person or entity who has made an unsolicited bona fide Alternative Proposal which the Board of Directors in good faith determines, after consultation with Jones, Day, Reavis & Pogue ("Outside Counsel"), that it is required to consider in the exercise of its fiduciary duties to the Company's stockholders imposed by law. The Company shall promptly notify Purchaser in writing if any such information is requested from the Company, if any such negotiations or discussions are sought to be initiated with the Company or if any party makes an Alternative Proposal, including the identity of the person or group requesting such information, proposing to engage in such negotiations or discussions or making such Alternative Proposal, the material terms and conditions of any Alternative Proposal and any subsequent developments with respect thereto. The terms of any confidentiality agreement entered into between the Company and a third party permitted by this Section 8.1 shall not be more favorable to, or less restrictive on, such third party as the terms applicable to GKN plc set forth in the letter agreement, dated as of April 28, 1997, between the Company and GKN plc (the "Confidentiality Agreement") relating to the confidential treatment of Information (as defined therein).

            8.2. Interim Operations.

            (a) From the date of this Agreement to the Effective Time, unless Purchaser has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact their business organizations, maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations referred to in Sections 6.1 and 6.14, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof notify Purchaser of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect); and (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement, any internal monthly reports prepared for or delivered to the Board of Directors after the date hereof and monthly financial statements for the Company and its Subsidiaries for and as of each month end subsequent to the date of this Agreement.

            (b) From and after the date of this Agreement to the Effective Time, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to, (i) amend its Certificate of Incorporation or Bylaws or comparable governing instruments; (ii) issue, sell, pledge or register for issuance or sale any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of Options outstanding on the date hereof and disclosed in the Disclosure Letter) or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest;
(iii) effect any stock split or conversion of any of its capital stock or otherwise change its capitalization as it exists on the date hereof, other than as set forth in this Agreement or contemplated by a Stockholder Agreement; (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action, other than as set forth in this Agreement, to cause to be exercisable any otherwise unexercisable option under any existing stock option plan; (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by a wholly-owned Subsidiary); (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries; (vii) sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries), except in the ordinary course of business, none of which dispositions individually or in the aggregate will be material; (viii) settle or compromise any pending or threatened Litigation, other than settlements which involve solely the payment of money (without admission of liability) not to exceed $250,000 in any one case; (ix) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice; (x) incur or assume any long-term or short-term debt, except for working capital purposes in the ordinary course of business under the Company's existing credit agreement set forth in the Disclosure Letter; (xi) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned Subsidiaries of the Company; (xii) make or forgive any loans, advances or capital contributions to, or investments in, any other person; (xiii) make any Tax election or settle any Tax liability; (xiv) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party; (xv) grant any stock related or performance awards; (xvi) enter into any new employment, severance, consulting or salary continuation agreements with any newly hired employees other than in the ordinary course of business or enter into any of the foregoing with any existing officers, directors or employees or grant any increases in compensation or benefits to employees other than increases in the ordinary course of business; (xvii) adopt or amend in any material respect or terminate any employee benefit plan or arrangement; (xviii) amend in any material respect or terminate any employment agreement or severance agreement entered into between the Company and certain of its officers and employees within the five business days immediately prior to the date hereof or waive any right of the Company thereunder; (xix) make any material changes in the type or amount of their insurance coverage or permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; (xx) make any capital expenditures in the aggregate for the Company and its Subsidiaries in excess of the amounts reflected in the analyst's report for the Company prepared by Morgan Stanley & Co., Incorporated, dated April 10, 1997, a true and complete copy of which has previously been delivered to Purchaser, or otherwise acquire assets not in the ordinary course of business; (xxi) except as may be required by law or generally acceptable accounting principles and with prior written notice to Purchaser, change any material accounting principles or practices used by the Company or its Subsidiaries; (xxii) enter into any Contracts for Derivatives, except for spot, option and forward Contracts entered into in the ordinary course of business consistent with the past practice of the Company and with the Company's policies regarding Derivatives as previously disclosed to Purchaser; (xxiii) waive, relinquish, release or terminate any right or claim, including any such right or claim under any material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited, in each case, except in the ordinary course of business consistent with the past practice of the Company; (xxiv) take any action to cause the Common Stock to be delisted from the New York Stock Exchange prior to the completion of the Offer or the Merger; or (xxv) agree in writing or otherwise to take any of the foregoing actions.

            8.3. Company Stockholder Approval; Proxy Statement.

            (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company, through its Board of Directors, shall (i) call a meeting of its stockholders (the "Stockholders Meeting") for the purpose of voting upon the Merger, (ii) hold the Stockholders Meeting as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer, and (iii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by Outside Counsel, recommend to its stockholders the approval of the Merger. The Company's obligations pursuant to clauses (i) and (ii) of the preceding sentence shall not be affected by the withdrawal or modification by the Board of Directors of its recommendation of the Merger in accordance with clause (iii) of the preceding sentence. The record date for the Stockholders Meeting shall be a date subsequent to the date Purchaser or Merger Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

            (b) If required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") or, if applicable, an Information Statement with the SEC with respect to the Stockholders Meeting and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

            (c) The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any information included in the Proxy Statement which was provided by Purchaser or Merger Sub. Purchaser represents and warrants that none of the information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (d) The Company shall use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

            (e) Purchaser agrees, subject to applicable law, to cause all shares of Common Stock purchased by Merger Sub pursuant to the Offer and all other shares of Common Stock owned by Purchaser, Merger Sub or any other subsidiary or affiliate of Purchaser to be voted in favor of the approval of the Merger.

            8.4. Filings; Other Action.

            Subject to the terms and conditions herein provided, the Company, Purchaser and Merger Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and the Exon-Florio Amendment with respect to the Offer and, if applicable, the Merger;
(b) cooperate and consult with one another in (i) determining which Regulatory Filings are required or, in the case of Other Antitrust Filings and Consents, permitted to be made prior to the Effective Time with, and which Consents are required or, in the case of Other Antitrust Filings and Consents, permitted to be obtained prior to the Effective Time from Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and all Consents required to transfer to the Company any Permits or registrations held on behalf of the Company or any of its Subsidiaries by or in the name of distributors, brokers or sales agents; (ii) preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other parties drafts of such material reasonably in advance of the anticipated filing or submission dates; and (iii) timely making all such Regulatory Filings and timely seeking all such Consents and (c) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Purchaser and the Company shall use its reasonable best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to, the Offer and/or the Merger under the HSR Act or Foreign Antitrust Laws, provided that the foregoing shall not require Purchaser to take any action that could directly or indirectly (x) impose limitations on the ability of Purchaser or Merger Sub (or any of their affiliates or Subsidiaries) effectively to acquire, operate or hold, or require Purchaser, Merger Sub or the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any portion of their respective assets or business (y) restrict any future business activity by Purchaser, Merger Sub, the Company or any of their affiliates or Subsidiaries or (z) otherwise adversely affect Purchaser, Merger Sub, the Company or any of their respective affiliates or Subsidiaries. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

            8.5. Access to Information.

         (a) From the date of this Agreement to the Closing Date, the Company shall, and shall cause its Subsidiaries to, during normal business hours and upon reasonable advance notice (i) give Purchaser and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request; provided, however, that no investigation or information furnished pursuant to this Section 8.5 shall affect any representations or warranties made by the Company herein or the conditions to the obligations of Purchaser to consummate the transactions contemplated hereby. Purchaser shall limit the number of persons provided with access to the Company's properties or personnel in order to minimize disruption to the Company and not to interfere unreasonably with the Company's operations. Representatives of the Company may accompany Purchaser's representatives on any tours of the Company's facilities provided to Purchaser or its representatives pursuant to this Section 8.5. Such tours shall be made during normal business hours and upon reasonable advance notice.

            (b) All such information and access shall be subject to the provisions of the Confidentiality Agreement.

            8.6. Publicity. The initial U.S. press release relating to this Agreement shall be a joint press release and thereafter the Company and Purchaser shall consult with each other before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any U.S. securities exchange or the London Stock Exchange with respect thereto.

            8.7. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

            8.8. Insurance; Indemnity.

            (a) Purchaser will cause the Surviving Corporation to purchase a three-year pre-paid noncancellable directors and officers insurance policy covering the current and all former directors and officers of the Company with respect to acts or failures to act prior to the Effective Time, in a single aggregate amount over the three-year period immediately following the Closing Date equal to the policy limit for the Company's current directors and officers insurance policy (the "Current Policy"). If such insurance is not obtainable at an annual cost per covered year not in excess of the annual premium paid by the Company for the Current Policy (the "Cap") times 1.5, then Purchaser will cause the Surviving Corporation to purchase policies providing at least the same coverage as the Current Policy and containing terms and conditions no less advantageous to the current and former directors and officers of the Company than the Current Policy with respect to acts or failures to act prior to the Effective Time; provided, however, that Purchaser and the Surviving Corporation shall not be required to obtain policies providing such coverage except to the extent that such coverage can be provided at an annual cost of no greater than the Cap; and, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Purchaser or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

            (b) Purchaser shall cause the Surviving Corporation to keep in effect in its By-Laws provisions for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) which provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the DGCL which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

            (c) From and after the Effective Time, Purchaser shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any Subsidiary against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses ") in connection with any Litigation arising before or after the Effective Time out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, the Purchaser shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

            (d) If the Merger shall have been consummated, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Purchaser and any person or entity who was a stockholder, officer, director or affiliate of Purchaser prior to the Effective Time against any Losses in connection with any Litigation arising out of or pertaining to any of the transactions contemplated by this Agreement or the Ancillary Documents.

            (e) If, after the Effective Time, Purchaser or Surviving Corporation of any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that successors and assigns of Purchaser or Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8. The provisions of this
Section 8.8 are intended for the benefit of and shall be enforceable by each person who is now or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries.

            (f)   If any Litigation described in paragraph (c) or (d) of this
Section 8.8 (each, an "Action") arises or occurs, the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the party seeking indemnification pursuant to paragraph (c) or (d) of this Section 8.8 (each, an "Indemnified Party"), provided that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Party or there are additional defenses available to any Indemnified Party, such Indemnified Party shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, at the Surviving Corporation's expense; provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

            8.9. Restructuring of Merger. Upon the mutual agreement of Purchaser and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of the Company into Purchaser, with Purchaser being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

            8.10. Employee Benefit Plans. From and after the Effective Time, the Surviving Corporation and its respective subsidiaries will honor, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director, or employee of the Company or any of its Subsidiaries to the extent the same shall have been previously disclosed to Purchaser in the Disclosure Letter and all benefits or other amounts earned or accrued to the extent vested or which become vested in the ordinary course, through the Effective Time under all employee benefit plans of the Company and any of its Subsidiaries, in each case to the extent the same have been previously disclosed to Purchaser in the Disclosure Letter and are in effect on the date hereof.

            8.11. Credit Agreement. The Company shall use its reasonable best efforts to obtain waivers, approvals or consents from the Lenders party to the Amended and Restated Credit Agreement, dated as of April 23, 1997, among the Company, certain of the Company's Subsidiaries, the Lenders named therein, NBD Bank and Salomon Brothers Inc. (the "Credit Agreement") necessary so that the consummation of any of the transactions contemplated by this Agreement shall not result in an event of default or otherwise permit termination of the Credit Agreement or the acceleration of the Company's obligations thereunder, without payment of any fee by or cost to the Company except as agreed to in advance in writing by Purchaser. Purchaser and Merger Sub hereby agree that any failure by the Company to obtain such waivers, approvals or consents shall not constitute a breach of covenant by the Company for any purpose under this Agreement and that the Company will have no liability to Purchaser or Merger Sub as a result of any such failure. The Company agrees to keep Purchaser informed with respect to the status of negotiations with the Lenders regarding such waivers or consents. The Company hereby represents and warrants that the Company's obligations under the Credit Agreement may be prepaid and the Credit Agreement terminated by the Company without any prepayment fees or penalties, other than customary LIBOR breakage costs.

            8.12. Conversion of Shares of Class B Common Stock. Upon delivery by Merger Sub to the Company of certificates representing shares of Class B Common Stock and a notice and certificate in substantially the form attached as Exhibit B hereto or such other form which otherwise complies with the requirements of the Company's Certificate of Incorporation, the Company shall immediately effect the conversion of such shares into shares of Class A Common Stock and issue a certificate representing such shares of Class A Common Stock to Merger Sub. The Company hereby represents and warrants that upon such conversion, Merger Sub shall have the same rights with respect to shares of Class A Common Stock issued to it upon such conversion, including, without limitation, voting rights, as those of holders of shares of Class A Common Stock on the date hereof.

            8.13 Real Property Transfer Taxes. Any liability for real property transfer taxes, real property gains taxes or similar taxes imposed with respect to the property of the Company by any state, local or foreign taxing authority with respect to the Offer and the Merger shall be paid or caused to be paid by Purchaser.

            8.14 Annual Meeting of Stockholders. The Company shall postpone the holding of its Annual Meeting of Stockholders (the "Company Annual Meeting") indefinitely pending consummation of the Merger unless the Company is otherwise required to hold the Company Annual Meeting by applicable Law or the rules and regulations of the NYSE.


                                    ARTICLE 9

                                   CONDITIONS

            9.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

            (a) If approval of this Agreement and the Merger by the holders of Common Stock is required by applicable law, this Agreement and the Merger shall have been approved by the requisite vote of such holders.

            (b) There shall not have been issued any injunction or issued or enacted any Law which prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal.

            9.2. Conditions to Obligation of Purchaser and Merger Sub to Effect the Merger. The obligations of Purchaser and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Effective Time of the condition that Merger Sub shall have accepted for payment and paid for shares of Common Stock tendered pursuant to the Offer; provided that the right to assert this condition shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of such condition.

                                   ARTICLE 10

                         TERMINATION; AMENDMENT; WAIVER

            10.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

            (a) by mutual written consent of the Board of Directors of the Company (subject to Section 1.4(b)) and Purchaser;

            (b) by the Company, if Merger Sub shall have failed to commence the Offer within five business days after the date of this Agreement;

            (c) by the Company, if Purchaser or Merger Sub materially breaches any of their respective representations or warranties or covenants contained in this

Agreement and, with respect to any such breach that can be remedied, the breach is not remedied within five business days after the Company has furnished Purchaser or Merger Sub with written notice of such failure;

         (d)      by Purchaser or the Company:

                  (i) if the Effective Time shall not have occurred on or before October 31, 1997 (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

                  (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

                  (iii) if the Offer terminates or expires on account of the failure of any condition specified in Exhibit A without Merger Sub having purchased any shares of Common Stock thereunder (provided that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition); or

         (e) by the Company, at any time prior to the acceptance for payment of shares of Common Stock by Merger Sub pursuant to the Offer, if there is an Alternative Proposal which the Board of Directors in good faith determines represents a superior transaction for the stockholders of the Company as compared to the Offer and the Merger, and the Board of Directors determines, after consultation with Outside Counsel and the Financial Advisor, that it is required by its fiduciary duties to the Company's stockholders imposed by law to terminate this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available (i) if the Company has breached in any material respect its obligations under Section 8.1, or (ii) if, prior to or concurrently with any purported termination pursuant to this Section 10.1(e), the Company shall not have paid the fees and expenses contemplated by Section 11.5, or (iii) if the Company has not provided Purchaser and Merger Sub with at least three business days' prior written notice of its intent to so terminate this Agreement together with a summary of the material terms and conditions of the Alternative Proposal; and

            (f) by Purchaser, if the Board of Directors shall have failed to recommend, or shall have withdrawn, modified or amended in any manner adverse to Purchaser or Merger Sub, its approval or recommendation of the Offer or the Merger, or shall have recommended acceptance of any Alternative Proposal, or shall have resolved to do any of the foregoing.

            10.2. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 10.1 hereof, this Agreement, except for the provisions of Sections 1.3(c), 8.5(b), 8.6 and Article 11, shall terminate, without any liability on the part of any party or its directors, officers or stockholders. Nothing herein shall relieve any party to this Agreement of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

            10.3. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company (subject to Section 1.4) and Purchaser at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

            10.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Board of Directors of the Company (subject to Section 1.4) and Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11

                               GENERAL PROVISIONS

            11.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

            11.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

   If to Purchaser or Merger Sub:         If to the Company:

   GKN Powder Metallurgy Holdings, Inc.   Sinter Metals, Inc.
   3300 University Drive                  Terminal Tower
   Auburn Hills, Michigan  48326          50 Public Square, Suite 3200
   Facsimile: (800) 377-1200              Cleveland, Ohio  44113
   Attention:  David J. Turner            Facsimile:  (216) 344-7631
                                          Attention:  Joseph W. Carreras

   With a copy to:                        With a copy to:

   Fried, Frank, Harris,                  Jones, Day, Reavis & Pogue
     Shriver & Jacobson                   North Point, 901 Lakeside Avenue
   One New York Plaza                     Cleveland, Ohio 44114
   New York, New York  10004              Facsimile:  (216) 579-0212
   Facsimile: (212) 859-4000              Attention:  Christopher M. Kelly, Esq.
   Attention:  Jean E. Hanson, Esq.


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

            11.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Purchaser or Merger Sub (or both) may assign its rights hereunder (including, without limitation, the right to make the Offer and/or to purchase shares of Common Stock in the Offer) to a wholly owned subsidiary but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 8.8, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            11.4. Entire Agreement. This Agreement, the Confidentiality Agreement, the Disclosure Letter, the Exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

            11.5.   Fees and Expenses.

            (a) Except as provided in Section 11.5(b), whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

            (b)(1) To compensate Purchaser and its affiliates for entering into this Agreement and taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the forgoing by Purchaser of other opportunities, the Company and Purchaser agree that the Company shall pay to Purchaser, an aggregate amount equal to $12,000,000 (the "Commitment Amount") if this Agreement is terminated
(i) by the Company pursuant to Section 10.1(e); (ii) by Purchaser (x) pursuant to Section 10.1(f) (unless the event described therein occurs solely as a result of Purchaser's willful breach in any material respect of its representations, warranties, covenants or agreements set forth in this Agreement) or (y) pursuant to Section 10.1(d)(iii) because of the failure of the condition set forth in paragraph (d) of Exhibit A as a result of the Company's willful breach of its representations or warranties set forth in this Agreement; or (iii) pursuant to
Section 10.1(d)(iii) at a time when the Minimum Condition shall not have been satisfied and (x) prior to the time this Agreement is terminated, an Alternative Proposal shall have been publicly announced by a party other than Purchaser or shall have been publicly known and (y) within nine months after the termination of this Agreement, such party or any affiliate thereof either alone or as part of a "group" (as defined in the Exchange Act) acquires a majority of the outstanding shares of Common Stock (a "Stock Acquisition").

            The Commitment Amount shall be payable (x) at the time of termination if such amount becomes payable pursuant to clause (i) above, (y) on the next business day following termination if such Amount becomes payable pursuant to clause (ii) above, and (z) on the next business day following the occurrence of a Stock Acquisition, if such amount becomes payable pursuant to clause (iii) above.

            (2) (i) The Company shall reimburse Purchaser and its affiliates for the reasonable out-of-pocket expenses of Purchaser and its affiliates, not to exceed $4,000,000 in the aggregate, incurred in connection with or arising out of the Offer, the Merger, this Agreement and the Ancillary Documents and the transactions contemplated hereby (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel, accountants and consultants, and printing expenses), regardless of when those expenses are incurred, (i) if this Agreement is terminated and Purchaser is entitled to the Commitment Amount pursuant to Section 11.5(b)(1) or (ii) if this Agreement is terminated by Purchaser pursuant to Section 10.1(d)(iii) because of the failure of the condition set forth in paragraph (d) of Exhibit A under circumstances where Purchaser is not entitled to the Commitment Amount.

                  (ii) Purchaser shall reimburse the Company and its affiliates for the reasonable out-of-pocket expenses of the Company and its affiliates, not to exceed $4,000,000 in the aggregate, incurred in connection with or arising out of the Offer, the Merger, this Agreement and the Ancillary Documents and the transactions contemplated hereby (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel, accountants and consultants, and printing expenses), regardless of when those expenses are incurred, if Purchaser terminates this Agreement pursuant to
Section 10.1(d)(iii) because of the failure of the condition set forth in paragraph (g) of Exhibit A and such termination constitutes a willful breach of Purchaser's obligations pursuant to this Agreement.

            (3) Each of Purchaser and the Company acknowledges that the agreements contained in this Section 11.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if either Purchaser or the Company fails to promptly pay any amounts owing pursuant to this Section 11.5(b) when due, such party shall in addition thereto pay to the other party and its affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by such party at the prime rate of Chemical Bank as in effect from time to time during such period.

            11.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

            11.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

            11.8. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "Subsidiary," "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act; provided, however, that each of PEAK Werkstoff GmbH, Krebsoge Feida Danyang Filters, Krebsoge Excel (Filters) PVT. Ltd., Sintered Metals Components, (Pty) Ltd., and Sinter Metals Foreign Sales Corporation (collectively, the "Krebsoge Joint Ventures") (i) shall, if a consolidated subsidiary of the Company or Krebsoge for purposes of financial statements prepared in accordance with United States or German generally accepted accounting principles as the case may be, be deemed a "Subsidiary" for purposes of references to financial statements in this Agreement and (ii) shall not otherwise be deemed a Subsidiary for purposes of this Agreement.

            11.9. Investigations. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

            11.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            11.11. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorney's fees and disbursements, and court costs.

            11.12. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

            11.13. Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

            IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                               SINTER METALS, INC.



                               By:  /s/ Joseph W. Carreras
                                    -----------------------------------
                                    Name:  Joseph W. Carreras
                                    Title:  Chairman and Chief Executive Officer


                               GKN POWDER METALLURGY HOLDINGS, INC.



                               By:  /s/ David Turner
                                    -----------------------------------
                                    Name:  David Turner
                                    Title:  President


                               GKN POWDER METALLURGY, INC.



                               By:  /s/ R.A. Ogilvie Smals
                                    -----------------------------------
                                    Name:  R.A. Ogilvie Smals
                                    Title:  Vice President



            GKN plc hereby unconditionally guarantees the obligations of Purchaser and Merger Sub hereunder.

                               GKN PLC



                               By:  /s/ David Turner
                                    --------------------------------------------
                               Name:      David Turner
                                          --------------------------------------
                                  Title:  Finance Director
                                          --------------------------------------

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER


            Notwithstanding any other term of the Offer or the Agreement and Plan of Merger (the "Merger Agreement"), Merger Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares of Common Stock unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis (collectively, the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions exist or shall occur and remain in effect:

                   (a) a court of competent jurisdiction or other United States Governmental Entity shall have issued an order, judgment, decree or ruling on the merits in connection with an action, suit or proceeding brought by any United States Governmental Entity (i) which challenges or seeks to restrict the acquisition by Purchaser or Merger Sub (or any of their affiliates or Subsidiaries) of shares of Common Stock pursuant to the Offer or seeks to restrain or prohibit the consummation of the Offer or the Merger, or obtain damages in connection therewith (ii) which seeks to make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal;
         (iii) which seeks to impose material limitations on the ability of Purchaser, Merger Sub, the Surviving Corporation or any of their respective affiliates or Subsidiaries effectively to acquire, operate or hold, or to require Purchaser, Merger Sub or the Surviving Corporation or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any material portion of their assets or business or the Company's assets or business or (iv) which seeks to impose material limitations on the ability of Purchaser, Merger Sub or their affiliates or Subsidiaries to exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company; or

                  (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any Governmental Entity, any Law or there shall have been issued any injunction resulting in any of the consequences referred to in subsection (a) above; or

                  (c) the Merger Agreement shall have been terminated in accordance with its terms; or

                  (d) (i) the representations and warranties made by the Company in the Merger Agreement (without giving effect to any materiality limitations contained therein) shall not be true and correct as of the date of consummation of the Offer as though made on and as of that date (other than representations and warranties made as of a specified date) except for any breach or breaches which, in the aggregate, would not have a Material Adverse Effect or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement and, with respect to any such failure that can be remedied, the failure is not remedied within five business days after Purchaser has furnished the Company with written notice of such failure; or

                  (e) any person (other than Purchaser, Merger Sub or one or more of their affiliates or Subsidiaries) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock, or a merger, consolidation or other business combination with or involving the Company; or

                  (f) the Board of Directors shall have modified or amended its recommendation of the Offer or the Merger in any manner adverse to Purchaser or Merger Sub or shall have withdrawn its recommendation of the Offer or the Merger or shall have recommended acceptance of any Alternative Proposal or shall have resolved to do so; or

                  (g) since the date of the Merger Agreement, any change shall have occurred which, individually or in the aggregate, has had, or would have, a Material Adverse Effect; or

                  (h) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States, or in the London Stock Exchange for a period in excess of ten consecutive trading hours, (ii) a declaration of any banking moratorium by any United Kingdom or United States federal or state authorities or any suspension of payments in respect of banks, by any such authorities or (iii) a commencement of a war, armed hostilities or any other international or national calamity directly or indirectly involving the United States, the United Kingdom or Germany, other than any war, armed hostilities or other international calamity involving the former Yugoslavia, which is reasonably expected to have a Material Adverse Effect or to materially adversely affect Purchaser or Merger Sub's ability to complete the Offer or the Merger.

            The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or the Company) giving rise to any such condition and, except for the Minimum Condition, may be waived by Purchaser or Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

            Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the depositary to the tendering stockholders.

                                    EXHIBIT B

                             NOTICE AND CERTIFICATE

            GKN Powder Metallurgy, Inc. ("GKN"), as the holder of [            ]
shares of Class B Common Stock, par value $.001 per share, of Sinter Metals, Inc. (the "Company"), desires to convert all of such shares into such number of shares of Class A Common Stock as provided for in the Company's Certificate of Incorporation. GKN hereby states, for the benefit of the Company and its stockholders, that such conversion will not violate, or cause the violation of, any regulatory provision applicable to a small business investment company. The shares of Class A Common Stock to be issued to GKN pursuant to this Notice and Certificate shall be issued in a single certificate in the name of GKN as the holder thereof.


Dated as of                            GKN POWDER METALLURGY, INC.

___________________, 1997
                                       By: _________________________________
                                           Name:   _________________________
                                           Title:  _________________________



                                       B-1